NEWS RELEASE
CONTACT ERIC GRAAP

(540) 349-0212 or
egraap@fauquierbank.com

FAUQUIER BANKSHARES, INC. REPORTS FIRST QUARTER NET INCOME

•	First Quarter Net Income of $1.2 million.

•	12.01% Return on Average Equity; 0.95% Return on Average Assets.

WARRENTON, VA, April 24, 2007 – Fauquier Bankshares, Inc. (NASDAQ Capital Market: FBSS), today reported first quarter net income of $1,172,000 or $0.32 per diluted share, for the period ended March 31, 2007. This compares with $1,398,000 or $0.39 per diluted share for the same quarter in 2006. The decline in net income of approximately 16% for the first quarter of 2007 versus the first quarter of 2006 was due primarily to the inclusion of a $250,000 gain ($165,000 net of applicable taxes) in the first quarter of 2006 related to the cancellation of a property usage contract. In addition, there was a $164,000 decrease in net interest income in the first quarter of 2007 versus the first quarter of 2006.

Excluding the gain from the cancellation of the property usage contract in the first quarter of 2006, net income would have decreased 5% in the 2007 quarter versus the 2006 quarter, based on an adjusted net income of $1,233,000 for the first quarter of 2006, net of applicable taxes.

Fauquier Bankshares’ return on average assets was 0.95% and return on average equity was 12.01% for the first quarter of 2007, based on net income, compared with 1.19% and 15.45%, respectively, for the same period in 2006.

Net interest income decreased $164,000 to $4.58 million for the quarter ended March 31, 2007 from $4.74 million for the quarter ended March 31, 2006. The decrease in net interest income resulted from the net interest margin decreasing to 3.95% for the March 2007 quarter compared with 4.36% for the March 2006 quarter. This was partially offset by a 6.2% increase in total average earning assets from $439 million during the first quarter of 2006 to $466 million for the first quarter of 2007.

Randy K. Ferrell, President and CEO of Fauquier Bankshares, Inc. and its primary subsidiary, The Fauquier Bank, commented, “We are now entering the tenth month of an interest rate environment in which long-term interest rates are lower than short-term interest rates. This contributes to lowering our net interest income when compared to the same quarter last year. Even under these conditions, we were able to generate a healthy net interest margin of approximately four percent for the quarter, and we consider our returns on both assets and shareholders’ equity satisfactory in this economic environment.”

Net loans and total deposits were $411.4 million and $403.5 million, respectively, at March 31, 2007, an increase of 3.6% and 1.6%, respectively, since March 31, 2006. Mr. Ferrell said, “Our efforts to gain new retail deposit customers have been very successful — particularly the introduction of our High Performance Checking. We increased new consumer checking accounts by almost nine percent between March of 2006 and March of 2007.”

At March 31, 2007, Fauquier Bankshares’ Wealth Management Services division had approximately $308 million in assets under management, a growth of 8.7% from $284 million on March 31, 2006. Mr. Ferrell said, “We have seen the number of our trust relationships grow by over seven percent in the past year, and we are very pleased with this significant increase. We are committed to be the leading provider of these services for our clients in the region, and we continue to enhance our services in estate and retirement planning, IRA and 529 savings and roll-overs, asset management and brokerage.”

Fauquier Bankshares had total assets of $508.3 million and total shareholders’ equity of $39.8 million at March 31, 2007. Non-performing assets were $1,764,000 or 0.42% of total loans at March 31, 2007, compared with $1,241,000 or 0.31% of total loans one year earlier. Loan charge-offs, net of recoveries, totaled $72,000 and $39,000 for the first quarter of 2007 and 2006, respectively.

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About Fauquier Bankshares and The Fauquier Bank

The Fauquier Bank, the primary subsidiary of Fauquier Bankshares, is an independent, locally-owned, community bank. It offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us at www.fauquierbank.com or by calling: (800) 638-3798.

Forward-Looking Statements Caution

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Explanation of Fauquier Bankshares’ Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes certain non-GAAP financial measures, specifically net income and the change in net income excluding the gain on cancellation of a property usage contract, net of applicable taxes. In addition, in this news release certain net interest margin and efficiency ratios are presented on a tax-equivalent basis. Fauquier Bankshares believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitates comparisons with the performance of others in the financial services industry. Specifically, Fauquier Bankshares believes the exclusion of the gain on cancellation of the property usage contract, net of taxes, from net income permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Fauquier Bankshares’ management internally assesses the company’s performance. Fauquier Bankshares also believes the presentation of net interest margin and efficiency ratios on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Although Fauquier Bankshares believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets

		Unaudited	Audited
		March 31,	December 31,
		2007	2006
	Assets
Cash and due from banks		$24,641,771	$21,019,764
Interest-bearing deposits in other banks		3,666,164	537,891
Federal funds sold		7,031,000	20,122,000
Securities available for sale		38,962,062	40,352,775
Loans, net of allowance for loan losses of $4,518,877		411,443,680	416,061,150
	in 2007 and $4,470,533 in 2006
Bank premises and equipment, net		7,414,422	7,584,089
Accrued interest receivable		1,610,104	1,802,379
Other assets		13,619,923	14,282,097
	Total assets	$508,389,126	$521,762,145

	Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing		78,524,392	85,495,160
Interest-bearing		325,002,102	330,576,258

	Total deposits	403,526,494	416,071,418
Federal funds purchased		14,000,000	0
Federal Home Loan Bank advances		43,000,000	55,000,000
Dividends Payable		671,751
Company-obligated mandatorily redeemable
	capital securities	4,124,000	8,248,000
Other liabilities		3,275,493	3,730,778
Commitments and Contingencies		0	0
	Total liabilities	468,597,738	483,050,196

	Shareholders' Equity
Common stock, par value, $3.13; authorized 8,000,000
	shares: issued and outstanding, 2007: 3,544,493 shares
	(includes nonvested shares of 31,190);
	2006: 3,478,960 shares (includes nonvested shares of
	31,829)	10,996,638	10,789,521
Retained earnings		29,727,349	28,962,409
Accumulated other comprehensive income (loss), net		(932,599)	(1,039,981)
	Total shareholders' equity	39,791,388	38,711,949

	Total liabilities and shareholders' equity	$508,389,126	$521,762,145

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Interest Income
Interest and fees on loans	$7,278,505	$6,423,438
Interest and dividends on securities available for sale:
Taxable interest income	372,005	417,837
Interest income exempt from federal income taxes	13,197	13,123
Dividends	50,497	47,148
Interest on federal funds sold	42,600	14,642
Interest on deposits in other banks	4,790	4,975
Total interest income	7,761,594	6,921,163

Interest Expense
Interest on deposits	2,418,627	1,571,098
Interest on federal funds purchased	86,843	37,800
Interest on Federal Home Loan Bank advances	524,948	487,812
Distribution on capital securities of subsidiary trusts	156,101	85,705
Total interest expense	3,186,519	2,182,415

Net interest income	4,575,075	4,738,748
Provision for loan losses	120,000	120,000

Net interest income after
provision for loan losses	4,455,075	4,618,748

Other Income
Wealth management income	338,873	327,547
Service charges on deposit accounts	659,791	635,939
Other service charges, commissions and income	424,138	352,342
Gain on sale of property rights	0	250,000
Loss on sale of securities	0	(82,564)
Total other income	1,422,802	1,483,264

Other Expenses
Salaries and benefits	2,348,233	2,183,767
Net occupancy expense of premises	268,106	241,153
Furniture and equipment	287,600	331,719
Other operating expenses	1,285,240	1,348,452
Total other expenses	4,189,179	4,105,091

Income before income taxes	1,688,698	1,996,921

Income tax expense	516,218	599,309

Net Income	$1,172,480	$1,397,612

Earnings per Share, basic	$0.33	$0.40

Earnings per Share, assuming dilution	$0.32	$0.39

Dividends per Share	$0.190	$0.175

Fauquier Bankshares, Inc. and Subsidiaries
Selected Financial Data

	For the three months ended March 31
	2007	2006
DOLLAR PER SHARE DATA:

Net income per share, basic	$0.33	$0.40
Net income per share, diluted	$0.32	$0.39
Book value at period end	$11.23	$10.52
PERFORMANCE RATIOS:

Net interest margin (1)	3.95%	4.36%
Return on average assets	0.95%	1.19%
Return on average equity	12.01%	15.45%
Efficiency ratio (2)	69.18%	65.82%
ASSET QUALITY RATIOS:

Allowance for loan losses to period
end loans, net	1.10%	1.09%
Non-performing assets to period end loans
and other repossessed assets	0.42%	0.31%
Net charge-offs to average loans	0.02%	0.01%
CAPITAL RATIOS:

Leverage	8.98%	8.64%
Risk Based Capital Ratios:
Tier 1 capital	11.40%	11.04%
Total capital	12.54%	12.20%
(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2) Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.